For Immediate Release

Investor Contact: Olga Guyette, Director-Investor Relations (781) 356-9763 olga.guyette@haemonetics.com	Media Contact: Carla Burigatto, Vice President-Communications (781) 348-7263 carla.burigatto@haemonetics.com

Michael Coyle Joins Haemonetics Board of Directors

BOSTON, MA, April 17, 2020 - Haemonetics Corporation (NYSE: HAE), a global medical technology company focused on delivering innovative hematology solutions to drive better patient outcomes, announced the election of Michael Coyle to its Board of Directors.

Coyle serves as the Executive Vice President and Group President, Cardiac and Vascular Group for Medtronic where he oversees four of the company’s business divisions, providing strategic direction and ensuring the alignment of integrated growth plans and cross-functional synergies.

Coyle previously served on the boards of VNUS Medical Technologies, Inc. and Volcano Corporation, medical device companies responsible for making catheter-based products.

"Mike brings years of valuable expertise in the medical device space, including building global businesses and bringing technologies to important medical markets, that will be an asset as Haemonetics pursues transformational growth and advances its Innovation Agenda," said Richard J. Meelia, Chairman of Haemonetics' Board of Directors.

Before joining Medtronic, Coyle provided leadership consulting services to private equity, venture capital and medical device technology firms. From 2001 to 2007, he served as a divisional president at St. Jude Medical where he led the company’s global pacemaker, implantable cardioverter defibrillator, and cardiac resynchronization businesses. Coyle also led the company’s Daig Catheter division in an earlier president role. Additionally, he held numerous leadership positions at Eli Lilly & Company.

Coyle earned a bachelor’s degree from Case Western Reserve University and a master’s degree in business administration from the Wharton School of Business, University of Pennsylvania and is currently an advisor on the Case Western Reserve University School of Engineering BME Think Tank. He holds six U.S. patents related to Cardiovascular Medical Device Products and Technologies.

About Haemonetics
Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite and hospital transfusion services. To learn more about Haemonetics, visit www.haemonetics.com.